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                                                                    EXHIBIT 12.1

               CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES


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
                                                                  Years Ended December 31,
                                           1994           1995           1996            1997            1998           1999
                                        ---------      ---------      ---------       ---------       ---------      ---------
COMPUTATION OF EARNINGS:

Income before provision for             $   9,874      $  12,427      $  27,756       $  53,159       $  73,373      $ 158,216
income taxes
Income from unconsolidated                  2,754          2,854         (5,757)         (1,554)          2,275          6,725
investments in power
projects, net of distributions
Net fixed charges                          24,108         32,903         48,673          66,518          93,014        103,403
                                        ---------      ---------      ---------       ---------       ---------      ---------
Total earnings                             36,736         48,184         70,672         118,123         168,662        268,344
                                        =========      =========      =========       =========       =========      =========

COMPUTATION OF FIXED CHARGES:

Interest expense                           23,886         32,154         45,294          61,466          86,726         91,162
Capitalized interest                         --             --             --             5,308           7,388         47,317
1/3 of operating lease expense                221            749          3,378           5,052           6,288         12,241
                                        ---------      ---------      ---------       ---------       ---------      ---------
Total fixed charges                        24,107         32,903         48,672          71,826         100,402        150,720
                                        =========      =========      =========       =========       =========      =========

Ratio of earnings to fixed charges          1.52x          1.46x          1.45x           1.64x           1.68x          1.78x
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